Exhibit 24
DIRECTORS AND OFFICERS
POWER OF ATTORNEY
Jo-Ann Stores, Inc. intends to file a registration statement on Form S-8 to register shares relating to the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan. Each of the persons signing his or her name below confirms, as of the date appearing opposite his or her signature, that David Goldston or James Kerr, and each of them, are authorized on his or her behalf to sign and to submit to the Securities and Exchange Commission such Form S-8 relating to shares to be issued pursuant to the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan, as is required by the Securities Act of 1933, as amended. Each person so signing also confirms the authority of David Goldston or James Kerr, and each of them, to do and perform on his or her behalf, any and all acts and things requisite or necessary to assure compliance by the signing person with the Form S-8 filing requirements. The authority confirmed herein shall remain in effect as to the person signing his or her name below until such time as the Securities and Exchange Commission shall receive from such person a written communication terminating or modifying the authority.

Date

/s/ Darrell Webb Darrell Webb	June 10, 2008

/s/ James Kerr James Kerr	June 10, 2008

/s/ Scott Cowen Scott Cowen	June 10, 2008

/s/ Joseph DePinto Joseph DePinto	June 10, 2008

/s/ Ira Gumberg Ira Gumberg	June 10, 2008

/s/ Patricia Morrison Patricia Morrison	June 10, 2008

/s/ Frank Newman Frank Newman	June 10, 2008

/s/ David Perdue David Perdue	June 10, 2008

/s/ Beryl Raff Beryl Raff	June 10, 2008

/s/ Alan Rosskamm Alan Rosskamm	June 10, 2008

/s/ Tracey Travis Tracey Travis	June 10, 2008